Cardinal Infrastructure Group Inc. Reports Second Quarter 2026 Results and Updates 2026 Outlook, Announces Acquisition of Allied Paving

Raleigh, NC – August 11, 2026 – Cardinal Infrastructure Group Inc. (NASDAQ: CDNL) (“Cardinal” or the “Company”), today announced the Company’s second quarter and year-to-date 2026 financial results, updated guidance for the full year 2026 and the acquisition of Allied Paving out of Atlanta.

Financial Highlights*:

•
Record quarterly revenue of $226.9 million; up 114% year-over-year; up 64% organically
•
Year-to-date revenue of $394.4 million; up 110% year-over-year; up 64% organically
•
Second quarter adjusted EBITDA of $28.1 million; up 43% year-over-year
•
Year-to-date adjusted EBITDA of $54.9 million; up 60% year-over-year
•
Backlog as of June 30, 2026 was $866 million; up 35% from the prior year
•
Raising 2026 revenue guidance to $880-$900 million; midpoint increases by $210 million

Allied Paving Acquisition:

•
$108 million in acquired annual revenue at 20.3% adjusted EBITDA margin
•
Highly accretive purchase at 5.5x adjusted EBITDA
•
Third acquisition of 2026, supporting further verticalization in the Atlanta market

*See “Non-GAAP Financial Measures” below for a discussion of our use of Non-GAAP financial measures in this release and reconciliations to the most directly comparable GAAP financial measures.

“This was one of the strongest growth quarters in Cardinal's history," said Jeremy Spivey, Chairman and Chief Executive Officer. "We delivered record revenue, our backlog climbed to an all-time high, and today we announced Allied Paving, our ninth acquisition since 2021, following Piedmont Pipe in Charlotte in May. Keeping pace with this level of customer demand, and investing to capture the opportunity it represents, cost more than we expected this quarter, resulting in margins below plan."

"Demand across our footprint remains exceptionally strong, a direct reflection of how differentiated Cardinal's turnkey offering is in this market. That strength is why we're both raising our full-year revenue guidance, to a midpoint reflecting over 95% growth from 2025, and accelerating our investment in corporate infrastructure to fully capture the opportunity in front of us, which reshapes our 2026 margin outlook. Even so, our conviction in this platform's medium-term profitability is unchanged, and we still see a clear path to grow margins from here," continued Spivey. "The runway in front of Cardinal remains significant, and we remain focused on executing for our customers, our employees and our shareholders.”

Second Quarter Results:

Cardinal reported revenue of $226.9 million for the second quarter 2026, an increase of 114% compared to $106.1 million in the second quarter of 2025. Growth was driven by organic expansion of 64%, as well as contributions from acquisitions completed in late 2025, ALGC, and Piedmont Pipe. These results reflect continued growth and market share gains across our footprint, as well as continued diversification of our end-market mix, with continued strength in residential alongside expanding contributions from commercial, industrial, mission critical and retail projects.

Gross profit for the quarter was $24.5 million, or 10.8% gross profit margin, compared to $14.7 million and 13.9% in the second quarter of 2025. Adjusted gross profit was $36.0 million, or 15.9% adjusted gross profit margin, compared to $22.6 million or 21.3% in the prior year. Adjusted gross profit margin was impacted by increased subcontracted labor and equipment rental costs in certain developing markets, reflecting both customer demand and an intentional shift toward a more diversified, less residential-weighted project mix.

Intense weather-related disruptions in parts of the Southeast further weighed on results. The Company expects to recover a portion of these costs in the second half of 2026 as project deployment schedules progress.

Net income increased 18% to $11.1 million, compared to $9.4 million in the second quarter of 2025. EBITDA was $25.2 million for the quarter, representing an EBITDA margin of 11.1%, compared to $19.6 million and 18.5% in the prior year. Adjusted EBITDA for the second quarter was $28.1 million, reflecting Adjusted EBITDA margin of 12.4%, compared to $19.7 million and 18.6% in the second quarter of 2025. The change in Adjusted EBITDA margin reflects increased, accelerated, general and administrative expenses associated with continued investment across the Company's maturing corporate function and scaling operational footprint, in addition to the gross margin dynamics outlined above.

Year-To-Date Results:

For the six months ended June 30, 2026, Cardinal reported revenue of $394.4 million, an increase of 110% compared to $187.9 million in the same period of 2025. These results reflect 64% organic growth.

Gross profit for the six months ended June 30, 2026 was $49.4 million, or 12.5% gross profit margin, compared to $24.6 million and 13.1% in the same period of 2025. Adjusted gross profit was $70.2 million, or 17.8% adjusted gross profit margin, compared to $39.1 million or 20.8% in the same period of 2025.

Net income increased 41% to $22.6 million, compared to $16.1 million in the same period of 2025. EBITDA was $49.2 million for the six months ended June 30, 2026, representing an EBITDA margin of 12.5%, compared to $33.9 million and 18.0% in the same period of 2025. Adjusted EBITDA for the first half of 2026 was $54.9 million, reflecting Adjusted EBITDA margin of 13.9%, compared to $34.3 million and 18.2% in the same period of 2025.

Backlog
Cardinal's total backlog as of June 30, 2026, was $866 million, a 35% increase from June 30, 2025. The expansion reflects strong bid activity and continued project award momentum across each of Cardinal's markets.

Balance Sheet
As of June 30, 2026, Cardinal had $339.1 million in cash and cash equivalents, compared to $97.1 million in cash and cash equivalents at the end of the prior year. Cash flows from operations increased to $12.7 million for the quarter ended June 30, 2026 compared to $4.2 million in the prior year. Capital expenditures for the quarter ended June 30, 2026, were $24.7 million, excluding acquisitions, compared to $12.2 million in 2025.

Allied Paving Acquisition

Today, the Company entered into an agreement and plan of merger, pursuant to which it will acquire Allied Paving Contractors, Inc. ("Allied"), an Atlanta-based paving and heavy site construction contractor. Total consideration is approximately $120 million, subject to customary post-closing adjustments, consisting of approximately $62 million of cash and Class A Common Stock valued at approximately $58 million, subject, in each case, to adjustments. The shares of Class A Common Stock to be issued in the transaction will be subject to a six month lock-up. The cash portion of the acquisition consideration will be funded with cash on hand.

Allied generates approximately $108 million in annual revenue at a 20.3% Adjusted EBITDA margin. The transaction brings paving capabilities in-house in Atlanta and supports meaningful margin capture and shorter project timelines across the region. The acquisition is expected to be completed in early October.

2026 Consolidated Guidance

Cardinal today increased outlook for the full year 2026:

•
Revenue in the range of $880 million to $900 million
•
Adjusted EBITDA margin of 16% to 18%

The Company’s 2026 guidance reflects management’s current expectations for organic growth and project execution across its core markets and includes the expected contribution of ALGC following the close of that acquisition on February 18, 2026. The guidance is based on current economic conditions and assumes no significant changes in the overall economy or other conditions in the Southeastern United States in 2026. The guidance does not include the potential impact of any future acquisitions, significant weather events or other items outside the ordinary course of business. See “Forward-Looking Statements” below.

Conference Call

Cardinal management will discuss results and outlook during its quarterly investor conference call today starting at 10:30 a.m. ET. The call and accompanying slide presentation will be webcast on the “Events & Presentations” section of Cardinal’s website. A replay of the webcast will be available at the same location shortly after the conclusion of the presentation.

About Cardinal
Cardinal Infrastructure Group Inc. (NASDAQ: CDNL) is one of the Southeast's fastest-growing, full-service infrastructure service providers. The Company delivers integrated civil and site development solutions across high growth markets through a self-performing model supported by skilled labor, specialized fleets and market leading subsidiaries. This model enables efficient, turnkey project execution at scale while maintaining focus on building long-term client relationships. Cardinal's strategy is grounded in operational discipline, market expansion and a commitment to integrity from the ground up.

Contacts

Emily Lear – Director of Investor Relations

Elear@CardinalCivil.com

(984)267-3821

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Company's future performance. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “may,” “could,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These statements involve risks and uncertainties and Cardinal’s actual results could differ materially from the results expressed or implied by such forward-looking statements. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on Cardinal’s administrative, operational and financial resources; fluctuations in Cardinal’s revenue and the concentration of Cardinal’s business in the Southeastern United States; Cardinal’s ability to integrate recent acquisitions and achieve anticipated benefits and synergies; expectations regarding backlog and Cardinal’s ability to secure future contracts; expectations regarding demand in the markets that Cardinal serves and in general. Cardinal has based these forward-looking statements largely on its current expectations and projections regarding future events and trends that it believes may affect its business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section entitled “Risk Factors” in Cardinal’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”), and elsewhere in the Annual Report. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Cardinal cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those projected in the forward-looking statements. Although forward-looking statements reflect the good faith beliefs of Cardinal’s management at the time they are made, forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Cardinal undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law. These cautionary statements qualify all forward-looking statements attributable to Cardinal or persons acting on its behalf.

Cardinal Infrastructure Group Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenues	$226,934,438	$106,110,909	$394,443,154	$187,912,174
Cost of revenues, excluding depreciation and amortization	190,886,964	83,511,347	324,206,047	148,789,325
General and administrative	9,024,651	2,965,982	19,166,782	5,091,952
Depreciation expense	6,768,987	6,105,814	12,471,397	11,177,155
Amortization expense	4,824,386	1,782,179	8,391,734	3,309,679
Gain on disposal of property and equipment	(48,998)	—	(51,395)	(110,945)
Income from operations	15,478,448	11,745,587	30,258,589	19,655,008

Other expense:
Interest expense, net	(3,466,263)	(1,581,192)	(5,712,139)	(2,607,468)
Other expense, net	(1,875,001)	(7)	(1,875,001)	(241,407)
Total other expense, net	(5,341,264)	(1,581,199)	(7,587,140)	(2,848,875)
Net income before taxes	10,137,184	10,164,388	22,671,449	16,806,133
Income tax benefit (provision)	1,011,122	(714,261)	(42,107)	(714,261)
Net income	11,148,306	9,450,127	22,629,342	16,091,872
Less: Net income attributable to noncontrolling interests	6,472,939	2,282,422	14,535,537	3,447,186
Net income attributable to Cardinal Infrastructure Group Inc.	$4,675,367	$7,167,705	$8,093,805	$12,644,686
Earnings per share(1):
Basic	$0.30		$0.53
Diluted	$0.26		$0.53
Weighted average shares of Class A common stock outstanding(1):
Basic	15,586,953		15,349,112
Diluted	43,127,603		15,353,808

(1) Represents earnings per share of Class A common stock and weighted-average shares of Class A common stock outstanding for the period following the recapitalization transactions and IPO

Cardinal Infrastructure Group Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	Three Months Ended
ASSETS	June 30, 2026	Dec. 31,2025
Current assets:
Cash	$339,092,289	$97,149,425
Accounts receivable, net	114,413,290	61,282,268
Contract assets	98,171,438	54,894,260
Prepaid expenses	2,099,136	1,892,615
Other assets	1,306,912	432,584
Total current assets	555,083,065	215,651,152
Property and equipment, net	150,212,265	84,901,602
Operating lease right-of-use assets	20,664,409	8,929,742
Goodwill	133,216,343	23,510,649
Intangible assets, net	101,851,956	15,513,692
Deferred tax assets	52,888,382	46,080,518
Other non-current assets	554,739	—
Total assets	$1,014,471,159	$394,587,355
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of notes payable	$10,970,395	$6,128,674
Current portion of finance lease liabilities	3,433,406	3,349,359
Current portion of operating lease liabilities	6,187,695	3,814,686
Accounts payable	111,988,244	60,600,099
Accrued expenses	11,486,477	2,956,314
Deferred consideration payable	1,200,000	3,966,618
Contract liabilities	9,230,997	10,831,564
Total current liabilities	154,497,214	91,647,314
Notes payable, less current portion, net of unamortized debt issuance costs	186,069,703	113,152,864
Finance lease liabilities, less current portion	4,071,911	4,974,309
Operating lease liabilities, less current portion	16,886,049	5,851,516
Tax receivable agreement liability	47,156,582	39,423,529
Contingent consideration	12,300,000	—
Total liabilities	420,981,459	255,049,532
Stockholders' equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of June 30, 2026 and December 31, 2025	—		—
Class A common stock, $0.0001 par value, 500,000,000 shares authorized; 20,238,610 and 14,947,318 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	2,025	1,495
Class B common stock, $0.0001 par value, 500,000,000 shares authorized; 27,234,449 and 23,387,813 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	2,723	2,339
Additional paid-in capital	236,061,238	57,593,814
Retained earnings	8,957,398	863,593
Accumulated other comprehensive income	33,630	—
Total Cardinal Infrastructure Group Inc. stockholders' equity	245,057,014	58,461,241
Noncontrolling interests	348,432,686	81,076,582
Total equity	593,489,700	139,537,823
Total liabilities and stockholders' equity	1,014,471,159	$394,587,355

Cardinal Infrastructure Group Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$22,629,342	16,091,872
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	12,471,397	11,177,155
Amortization of debt issuance costs	275,751	—
Amortization of other intangible assets	8,391,734	3,309,679
Gain on disposal of property and equipment	(51,395)	(110,945)
Noncash stock compensation	461,517	—
Change in fair value of tax receivable agreement liability	1,974,349	—
Earnings from investments in unconsolidated affiliates	—	(95,393)
Provision for deferred income taxes	(43,438)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(34,379,220)	(913,222)
Contract assets	(32,710,166)	(14,340,614)
Prepaid expenses	230,034	(333,966)
Other assets	424,275	(1,707,595)
Accounts payable	39,648,363	7,052,718
Accrued expenses	7,160,234	764,403
Contract liabilities	(4,371,898)	(4,572,010)
Other liabilities	(115,455)	—
Net cash provided by operating activities	21,995,424	16,322,082

Cash flows from investing activities:
Proceeds from the sale of property and equipment	334,291	144,011
Purchases of property and equipment	(33,985,056)	(22,621,352)
Acquisitions, net of cash acquired	(133,432,856)	(19,139,168)
Net cash used in investing activities	(167,083,621)	(41,616,509)

Cash flows from financing activities:
Proceeds from notes payable	113,000,000	38,505,712
Principal payments on notes payable	(38,090,709)	(7,753,497)
Payment of debt issuance costs	(838,501)	—
Principal payments on finance lease obligations	(1,514,248)	(1,436,760)
Payments of deferred consideration	(3,966,618)	(312,501)
Member distributions	—	(5,448,838)
Proceeds from equity offering, net of underwriting discounts	319,010,000	—
Payment of issuance costs	(568,863)	—
Net cash provided by financing activities	387,031,061	23,554,116
Net change in cash	241,942,864	(1,740,311)
Cash
Beginning of period	97,149,425	20,917,108
End of period	$339,092,289	$19,176,797

Non-GAAP Measures

Cardinal presents results of operations in a way that it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use Company financial information to evaluate performance. Some of these financial measures are not prepared in accordance with generally accepted accounting principles ("Non-GAAP") under Securities and Exchange Commission ("SEC") rules and regulations. For example, in this press release, Cardinal presents Organic Growth, Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin, all of which are Non-GAAP financial measures as defined " in Cardinal's Annual Report on Form 10-K for the year ended December 31, 2025 (the "Annual Report"), and elsewhere in the Annual Report. These Non-GAAP financial measures are presented for supplemental informational purposes only and are not intended to be substitutes for any GAAP financial measures, including net income, and, as calculated, may not be comparable to companies in other industries or within the same industry with similarly titled measures of performance.

In addition, these Non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Therefore, Non-GAAP financial measures should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP.

Reconciliation to Non-GAAP Measures

The table directly below reconciles Adjusted Gross Profit to Gross Profit, the most directly comparable GAAP measure and shows Gross Profit calculated as revenues less cost of revenues (excluding depreciation and amortization) and depreciation and amortization expense. While Gross Profit is not presented as a separate line item or subtotal in our financial statements, we present Gross Profit in the table below solely to facilitate the reconciliation of Adjusted Gross Profit, a Non-GAAP measure, to the most directly comparable GAAP measure.

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenues	$226,934,438	$106,110,909	$394,443,154	$187,912,174
Cost of revenues, excluding depreciation and amortization	(190,886,964)	(83,511,347)	(324,206,047)	(148,789,325)
Depreciation and amortization expense	(11,593,373)	(7,887,993)	(20,863,131)	(14,486,834)
Gross Profit	$24,454,101	$14,711,569	$49,373,976	$24,636,015
Depreciation and amortization expense	11,593,373	7,887,993	20,863,131	14,486,834
Adjusted Gross Profit	$36,047,474	$22,599,562	$70,237,107	$39,122,849
Gross Profit Margin %	10.8%	13.9%	12.5%	13.1%
Adjusted Gross Profit Margin %	15.9%	21.3%	17.8%	20.8%

We define EBITDA as net income for the period adjusted for interest expense, net income tax expense, depreciation and amortization expense. Adjusted EBITDA further adjusts EBITDA for certain expenses associated with non-routine transactions, including (i) transaction fees and acquisition-related costs incurred in connection with acquisitions and planned acquisitions, (ii) non-routine costs associated with legal matters in which the Company is a defendant (iii) certain consulting and recruiting costs related to acquisitions and public company readiness, (iv) non-routine revenue impact from customer claims, (v) non-routine loss on extinguishment and refinancing costs, (vi) stock-based compensation, (vii) non-routine IPO related travel and compensation, (viii) remeasurement losses recorded in other expense net, and (ix) other non-routine gains and charges that we do not believe reflect our underlying business performance. We define EBITDA Margin as EBITDA as a percentage of revenue, and Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue. The following table provides a reconciliation of net income and net income margin, the most closely comparable GAAP financial measure, to EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin:

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Net income	$11,148,306	$9,450,127	$22,629,342	$16,091,872
Interest expense, net	3,466,263	1,581,192	5,712,139	2,607,468
Income tax (benefit) expense	(1,011,122)	714,261	42,107	714,261
Depreciation and amortization expense	11,593,373	7,887,993	20,863,131	14,486,834
EBITDA	$25,196,820	$19,633,573	$49,246,719	$33,900,435
Transaction fees and acquisition-related costs(1)	455,214	68,417	2,773,859	223,644
Legal matters(2)	566	—	566	-
Transition and consulting arrangements(3)	194,708	—	312,539	150,000
Customer claims(4)	—	—	—	—
Loss on extinguishment and refinancing costs(5)	—	—	—	—
Stock-based compensation	269,664	—	461,516	—
Tax Receivable Agreement Remeasurement(6)	1,974,349	—	1,974,349	—
Other(7)	48,141	222	169,881	708
Adjusted EBITDA	$28,139,462	$19,702,212	$54,939,429	$34,274,787
Net Income Margin(8)	4.9%	8.9%	5.7%	8.6%
EBITDA Margin(8)	11.1%	18.5%	12.5%	18.0%
Adjusted EBITDA Margin(8)	12.4%	18.6%	13.9%	18.2%

(1)
Represents transaction fees and acquisition-related costs incurred in connection with acquisitions and planned acquisitions.
(2)
Represents costs associated with legal matters in which the Company is a defendant.
(3)
Represents certain consulting and recruiting costs related to acquisitions and public company readiness.
(4)
Represents revenue impact from customer claims.
(5)
Represents financing and extinguishment-related expenses.
(6)
Represents Tax Receivable Agreement Liability Remeasurement losses recognized in other expense, net.
(7)
Represents certain other gains and charges that we do not believe reflect our underlying business performance.
(8)
Calculated as a percentage of revenue.

We are not able to provide the most directly comparable GAAP financial measure, or a quantitative reconciliation thereto, for the forward-looking guidance of estimated Adjusted EBITDA Margin without unreasonable effort due to the inherent uncertainty and difficulty in predicting the timing and amount of certain items, including but not limited to amortization of intangible assets and depreciation, which may be significant and difficult to project with a reasonable degree of accuracy, as the allocation of purchase price to intangible assets and property and equipment has not yet been performed. Because these adjustments are inherently variable and uncertain and depend on various factors that are beyond our control, we are also unable to predict their probable significance. The variability of these items could have an unpredictable, and potentially significant, impact on our future GAAP financial results.

We define Organic growth as the difference between total current and prior year sales less the impact of companies acquired and divested in the past twelve months divided by prior year sales. This Non-GAAP measure, as reconciled to GAAP below, is considered relevant to aid analysis and understanding of the Company's results, business trends and outlook measures aside from the material impact of the acquisition-related and other charges and ensures appropriate comparability to operating results of prior periods. The following table provides a reconciliation of the Non-GAAP financial measure, Organic Growth, to the most closely comparable GAAP financial measure, GAAP Revenue Growth:

GAAP Revenue Growth		Acquisitions		Divestitures		Non-GAAP Organic Revenue Growth
114%	–	50%	+	0%	=	64%